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Exhibit 23.0
Reckson 401(k) Plan

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-102163), pertaining to the Reckson 401(k) Plan, of our report dated June 21, 2006, with respect to the financial statements and schedule of the Reckson 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Ernst & Young, LLP

New York, New York
June 21, 2006